Exhibit 8.1 - Tax Opinion and Consent of Goodwin Procter LLP

[GOODWIN PROCTER LLP LETTERHEAD]

September 29, 2004

Medical Information Technology, Inc.
MEDITECH Circle
Westwood, MA 02090

Re: Material Federal Income Tax Consequences Relating to the Recision Offer

Ladies and Gentlemen:

We have acted as counsel to Medical Information Technology, Inc. (MEDITECH), a Massachusetts corporation, in connection with the preparation of the Registration Statement on Form S-2 (File No. 333-116999) (such Registration Statement, as amended and supplemented to the date hereof, the Registration Statement) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the 1933 Act). The Registration Statement relates to the registration of securities associated with a recision offer (the Recision Offer) by MEDITECH pertaining to up to 1,789,593 shares of common stock, par value $1.00 per share, of MEDITECH sold to certain current and former staff members during the month of February from 1997 until 2003.

In connection with rendering this opinion, we have examined and are familiar with the Registration Statement and have made such inquiries of MEDITECH officers and representatives as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. For the purposes of this opinion, we have assumed that all representations made to us are true and accurate, that the Recision Offer will be consummated in the manner contemplated in the Registration Statement, and that the Recision Offer will be effective under state law. We have not made an independent investigation or audit of such facts and representations.

Based upon the foregoing and upon consideration of applicable law, subject to the discussion in the next succeeding paragraph, it is our opinion that the discussion of the United States federal income tax matters set forth under the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement, subject to the limitations and qualifications set forth therein, is accurate in all material respects.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions in effect as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. Such a change, or any change in the statements, facts or assumptions on which we have relied, could affect the continuing validity of the opinion set forth above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. This opinion is not binding upon the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. No opinion is expressed on any matters other than those specifically covered by this opinion.

The opinion expressed in this letter is limited to the federal income taxation laws of the United States and does not cover questions arising under or relating to the laws of any other jurisdiction, including without limitation the laws of any State, district or territory of the United States or any political subdivision thereof.

The opinion expressed herein is furnished to you for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to being named in the Registration Statement as counsel with respect to the above-mentioned tax matters. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GOODWIN PROCTER LLP